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                                                                   EXHIBIT 21



Hexcel subsidiaries (first-, second- and third-tier) and their jurisdiction of incorporation:



Hexcel Far East (California)
Hexcel International (California)
Hexcel Omega Corporation (California)
Hexcel Pacific Rim Corporation (California)
Hexcel Alpha Corp. (Delaware)
Hexcel Beta Corp. (Delaware)
Hexcel Pottsville Corporation (Delaware)
Hexcel Technologies Inc. (Delaware)
Hexcel Composites GmbH (Austria)
Hexcel Composites S.A. (Belgium)
Hexcel do Brasil Servicos S/C Ltda. (Brazil)
Brochier (France)
Confection et Diffusion de Stores et Rideaux (France)
Hexcel Composite (France)
Hexcel Composites GmbH (Germany)
Salver S.r.l. (Italy)
Hexcel Composites, S.A. (Spain)
Hexcel Chemical Products Ltd. (U.K.)
Hexcel Composites Limited) (U.K.)
Hexcel (U.K.) Limited (U.K.)